Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE
RELEASE

BIG CAT STARTS WORK ON EXPANDED PILOT WELL PROJECT
New Project Area to be Studied for Possible Additional ARID Tool Installations

Upton, Wyoming (August 10, 2009) Big Cat Energy Corporation (“Big Cat”) (BCTE: OTCBB), a leading supplier of water handling technology and services to the coalbed methane industry, is pleased to announce that it has commenced installation of its ARID tool and technology on an expanded pilot well drilling project with Yates Petroleum.  Big Cat Energy along with Yates Petroleum has begun the installation of ARID tools in a new field near Arvada Wyoming.

“This is a big step forward for the long-standing relationship between Big Cat and Yates Petroleum,” said Mr. Tim Barritt, President and CEO of Big Cat Energy.  “This is the first ARID tool installation for Yates Petroleum and the first of six sites permitted for Yates in this area by Big Cat Energy.” Big Cat Energy is working to get the remaining five sites completed for Yates Petroleum within the next few months. Upon completion of a successful test, Yates has asked Big Cat Energy to start looking at wells in other areas.

Big Cat Energy has several test sites for CBM producing companies now in place in the Powder River Basin. In all sites currently in operation, the ARID tool and process has exceeded performance expectations. More and more CBM producers are looking at the ARID process to become their first choice in water handling. CBM companies have realized a large cost savings using the ARID process for water handling, as apposed  to other water handling methods and have witnessed the ability of the ARID process to leave in place and conserve the produced water for future use by land owners.

Further information regarding the progress of this project and other Big Cat business development will be made in subsequent press releases..

About Big Cat Energy Corporation

Big Cat Energy Corporation owns a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a new method of water handling that provides operators of coalbed methane wells with the ability to redistribute produced water.  This new technology allows processing of produced water at a fraction of the cost of current technology.

To learn more about the ARID Tool and process, visit http://www.bigcatenergy.com

For further information, contact:

LiveCall Investor Relations

Tel: (866) 912-2283
Email: investor@bigcatenergy.com
Web: www.livecallir.com

Sales Information Contact:

Universal Well Site Solutions
www.universalwellsite.com
404-822-3309

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.